Exhibit 10.1

WARRANT PURCHASE AGREEMENT

THIS WARRANT PURCHASE AGREEMENT, dated as of November 22, 2013 (this “Agreement”), is made and entered into by and between CERBERUS BUSINESS FINANCE, LLC (the “Seller”) and MOTORCAR PARTS OF AMERICA, INC. (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser issued a Warrant, dated May 24, 2012 (the “Warrant”), to the Seller to purchase up to one hundred thousand (100,000) shares of the Purchaser’s common stock, par value $0.01 per share (the “Common Stock”), at an initial exercise price of Seventeen Dollars ($17.00) per share; and

WHEREAS, as a result of certain anti-dilution adjustments, the Warrant now represents the right of the Seller to purchase up to Two Hundred Nineteen Thousand Three Hundred Fifty Five (219,355) shares of Common Stock (the “Warrant Shares”) at an exercise price of Seven Dollars and Seventy-Five Cents ($7.75) per share (the “Exercise Price”); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Warrant, based upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.                Certain Definitions.  When used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Price” means, with respect to a particular date, the closing trade price of the Common Stock on The Nasdaq Global Select Market on such particular date, as reported by Bloomberg, L.P.

“Encumbrance” means any pledge, hypothecation, assignment, lien, restriction, charge, claim, security interest, option, preference, priority or other preferential arrangement of any kind or nature whatsoever.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Per Share Warrant Price” means the amount by which the Closing Price of the Common Stock on Friday, November 22, 2013 exceeds the Exercise Price.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

 “Transfer Restriction” means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto, whether set forth in such security or other property itself or in any document related thereto or arising by operation of law, including, without limitation, such conditions or restrictions arising under federal, state or foreign laws or under any contracts, arrangements or agreements.

Section 2.                Purchase and Sale of the Warrant.

(a)            Subject to the terms of this Agreement, the Seller shall sell, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Warrant and any and all rights and benefits incident to the ownership thereof (the “Transaction”).

(b)            In consideration of the aforesaid sale, conveyance, assignment and delivery of the Warrant, the Purchaser shall pay to the Seller an aggregate amount in cash (the “Purchase Price”) equal to the product of (a) the Per Share Warrant Price and (b) the total number of Warrant Shares subject to the Warrant (i.e. Two Hundred Nineteen Thousand Three Hundred Fifty Five (219,355)).1

Section 3.                Representations, Warranties and Agreements of the Seller.  The Seller hereby represents and warrants to, and agrees with, the Purchaser as of the date hereof and as of the Settlement Date (as defined in Section 7(a) below) as follows:

(a)            Capacity; Due Authorization and Execution; Enforceability.  The Seller has the power and capacity to enter into this Agreement and to consummate the Transaction.  The execution, delivery, and performance by the Seller of this Agreement and the consummation by the Seller of its obligations hereunder have been duly authorized by all necessary action by the Seller.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.  Any person signing this Agreement on behalf of the Seller has been duly and validly authorized and empowered to do so and has the authority to bind the Seller and to effectuate the Transaction on behalf of the Seller.

(b)            No Contravention; No Conflict.  The execution, delivery and performance by the Seller of this Agreement and consummation by the Seller of the Transaction do not and will not (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Seller, (ii) violate any provision of any foreign, federal or state statute, rule or regulation which is, to the Seller’s knowledge, applicable to the Seller, (iii) conflict with, or result in any violation of, any provision of any Organizational Document of the Seller or (iv) violate or result in a default under any contract to which the Seller or any of the Seller’s assets or properties are bound.  No consent or approval of any governmental authority or other Person not a party hereto is required for the execution, delivery and performance by the Seller of this Agreement or the consummation of the Transaction by the Seller.

(c)            Beneficial Ownership; No Encumbrances; Transfer Restrictions.  The Seller is the lawful owner of the Warrant with good and marketable title thereto, and the Seller has the absolute right to sell, assign, convey, transfer and deliver the Warrant and any and all rights and benefits incident to the ownership thereof, all of which rights and benefits are transferable by the Seller to the Purchaser pursuant to this Agreement, free and clear of any Encumbrances or Transfer Restrictions, other than Transfer Restrictions arising solely under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

1 By way of example, if the Closing Price of the Common Stock on November 22, 2013 is Seventeen Dollars and Seventy-Five Cents ($17.75), then (i) the Per Share Warrant Price would be Ten Dollars ($10.00) and (ii) the Purchase Price would be Two Million One Hundred Ninety Three Thousand Five Hundred Fifty Dollars ($2,193,550).

(d)            Trading Activities.  During the period from the date of this Agreement through the Settlement Date, the Seller shall not, and shall cause its Affiliates and any Person acting on behalf of the Seller or its Affiliates not to, (i) take, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Purchaser, (ii) sell, bid for, purchase, or, pay any compensation for soliciting purchases of any securities of the Purchaser or (iii) pay or agree to pay to any Person any compensation for soliciting another to purchase any securities of the Purchaser.

(e)            Review With Counsel and Other Advisors.  The Seller has had the opportunity to consult with the Seller’s own counsel and financial and other advisors with respect to this Agreement, the terms hereof and the Transaction to be consummated hereunder and has executed and delivered this Agreement freely and voluntarily.

Section 4                  Representations, Warranties and Agreements of the Purchaser.  The Purchaser hereby represents and warrants to, and agrees with, the Seller as of the date hereof and as of the Settlement Date as follows:

 (a)            Capacity; Due Authorization and Execution; Enforceability.  The Purchaser has the power and capacity to enter into this Agreement and to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect that affect creditors’ rights generally, and by legal and equitable limitations on the availability of specific remedies.  Any person signing this Agreement on behalf of the Purchaser has been duly and validly authorized and empowered to do so and has the authority to bind the Purchaser and to effectuate the Transaction on behalf of the Purchaser.

(b)            No Contravention; No Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and consummation by the Purchaser of the Transaction do not and will not (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Purchaser, (ii) violate any provision of any foreign, federal or state statute, rule or regulation which is, to the Purchaser’s knowledge, applicable to the Purchaser, (iii) conflict with, or result in any violation of, any provision of any Organizational Document of the Purchaser or (iv) violate or result in a default under any contract to which the Purchaser or any of the Purchaser’s assets or properties are bound.  No consent or approval of any governmental authority or other Person not a party hereto is required for the execution, delivery and performance by the Purchaser of this Agreement or the consummation of the Transaction by the Purchaser.

(c)            Purchaser’s Information and Investment Experience and Sophistication.  The Purchaser, by reason of, among other things, the Purchaser’s business, investment, and financial experience and sophistication, is capable of evaluating the merits and risks of the Transaction and of protecting its own interests in connection with the Transaction.  The Purchaser is an experienced and sophisticated purchaser of securities of various types and kinds, including but not limited to securities similar to the Warrant and the Warrant Shares.

(d)             Independent Evaluation.  The Purchaser has conducted an independent evaluation of the Warrant to determine whether to engage in the Transaction, and the Purchaser has made its own decision to enter into this Agreement.

(e)            Review With Counsel and Other Advisors.  The Purchaser has had the opportunity to consult with the Purchaser’s own counsel and financial and other advisors with respect to this Agreement, the terms hereof and the Transaction to be consummated hereunder and has executed and delivered this Agreement freely and voluntarily.

(f)            Sufficient Funds.  The Purchaser has sufficient and readily available funds to pay the Purchase Price to the Seller on the Settlement Date.

(g)            Trading Activities.  During the period from the date of this Agreement through the Settlement Date, the Purchaser shall not, and shall cause its Affiliates and any Person acting on behalf of the Purchaser or its Affiliates not to, (i) take, directly or indirectly, any action designed to cause or to result in the manipulation of the price of any security of the Purchaser, (ii) sell (including, without limitation, engaging in any Short Sales), bid for, purchase, or, pay any compensation for soliciting purchases of any securities of the Purchaser or (iii) pay or agree to pay to any Person any compensation for soliciting another to purchase any securities of the Purchaser.

(h)            No Additional Seller’s Representations or Warranties.  The Seller is not making any representations or warranties to the Purchaser, and the Purchaser is not relying on any statements, whether oral or written, which may have been made at any time by the Seller or on the Seller’s behalf, except for those representations and warranties of the Seller expressly set forth in Section 3 of this Agreement.

Section 5.               Conditions Precedent to Obligations of the Purchaser.  The obligations of the Purchaser are subject to the satisfaction (or waiver by the Purchaser) of the following conditions precedent:

(a)            The representations and warranties of the Seller contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b)            The Seller shall have complied with all of the Seller’s covenants and agreements contained in this Agreement to be performed by the Seller on or prior to the Settlement Date.

Section 6.                Conditions Precedent to Obligations of the Seller.  The obligations of the Seller are subject to the satisfaction (or waiver by the Seller) of the following conditions precedent:

(a)            The representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and the Settlement Date (including as if made both on the date hereof and on the Settlement Date).

(b)            The Purchaser shall have complied with all of the Purchaser’s covenants and agreements contained in this Agreement to be performed by the Purchaser on or prior to the Settlement Date.

Section 7.                Settlement and Settlement Date.

(a)            Delivery by the Seller.  The closing and settlement of the Transaction shall take place on November 25, 2013 (the “Settlement Date”).  On the Settlement Date, subject to the provisions of Section 6 hereof, the Seller shall deliver the Warrant to the Purchaser (or, if the Seller cannot locate the Warrant, a lost warrant affidavit from the Seller containing an indemnification undertaking by the Seller in customary form).

(b)            Delivery by the Purchaser.  Subject to the provisions of Section 5 hereof, on the Settlement Date, the Purchaser shall deliver or cause to be delivered the Purchase Price to the Seller to the account designated by the Seller as set forth on Schedule I attached hereto.

Section 8.               Entire Agreement; Amendment and Modification.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements between the parties, written or oral.  This Agreement may be amended or modified only by a writing signed by all parties hereto.

Section 9.                 Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.  No waiver of any provision of this Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided in writing.

Section 10.            Governing Law; Jurisdiction and Venue.  This Agreement is made under and shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws or choice of laws thereof.  The parties hereto expressly agree that, with respect to any dispute, litigation or other matter relating to or arising out of the relationships contemplated by this Agreement, exclusive jurisdiction and venue thereof shall be in the Federal Court of the United States located in the Southern District of New York, and each of the parties hereto hereby expressly (i) consents to the exclusive jurisdiction and venue of such Court, (ii) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such Court, (iii) irrevocably waives any defense of an inconvenient forum to the maintenance of any action or proceeding in such Court, (iv) consents to service of process by mailing or delivering such service to the party at its respective principal business address and (v) agrees that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.

Section 11.            Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING OR ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, PROCEEDING OR ACTION WILL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

Section 12.             Notices.  Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when personally delivered, (ii) one Business Day after being sent by FedEx or other internationally recognized overnight delivery service or (iii) when sent by electronic mail.  All notices shall be addressed to the parties as follows:

If to the Seller:

c/o Cerberus Capital Management, L.P.
875 Third Avenue
New York, NY 10022
Attention:  Mark A. Neporent, Senior Managing Director, Chief Operating
Officer and General Counsel
Email: mneporent@cerberuscapital.com

with a required copy to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Attention:  Robert G. Minion, Esq.
Email:  rminion@lowenstein.com
Fax:  646.414.6930

If to the Purchaser:

Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
Attention: Michael M. Umansky, Esq.
Email: mumansky@motorcarparts.com
Fax:

Section 13.              Assignment; Binding Effect.  No party hereto may transfer, sell, encumber, appoint agents with respect to, or assign its rights or obligations under this Agreement in whole or in part without the prior written consent of the other party to this Agreement.  Without limiting any other rights or remedies of the parties, any assignment by a party in violation of the foregoing shall be of no force and effect and void ab initio.

Section 14.            Further Assurances.  In the event that any additional agreements, instruments or other actions are required in the reasonable opinion of any of the parties hereto in order to effectuate the intents and purposes of this Agreement and the Transaction, each of the parties hereto shall prepare, execute and deliver such additional agreements and other instruments in mutually acceptable form, and take such other further actions as may be required to carry out the provisions of this Agreement and consummate and make effective the Transaction.

Section 15.            Counterparts; Facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures on this Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures.  Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

Section 16.            Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 17.             No Strict Construction.  This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel.  This Agreement shall not be construed more strictly against one party than against the other party.

Section 18.             Headings and Captions.  Headings and captions of this Agreement are for convenience of reference only and are not to be construed in any way as part of this Agreement or in the interpretation of this Agreement.

Section 19.            United States Dollars.  All payments pursuant to this Agreement shall be made in United States dollars.

Section 20.            Public Announcements.  Without the prior written consent of the other party, no party to this Agreement shall, directly or indirectly, make or cause to be made, any press release, filing or other public disclosure that discloses or reveals the identity of the other party to this Agreement (or its Affiliates) or files or discloses this Agreement or any of the terms hereof, provided, however, that a party may disclose such information if required by applicable law, regulation or legally binding request by any regulatory authority, after consultation with the other party and after being advised by its outside legal counsel that such disclosure is so legally required, provided, further, that in such event the disclosing party shall, except to the extent advanced notice of such disclosure would cause the disclosing party to violate applicable law or regulation, provide advance notice of such disclosure to the other parties together with a copy of the anticipated disclosure (or such portions thereof that relate to the other party or to the terms of this Agreement), give the other party the opportunity to reasonably comment on such portions of the disclosure and incorporate such comments to such disclosure.

Section 21.             Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser and the Seller shall be entitled to specific performance under this Agreement.  The parties hereby agree that, in any action for specific performance of this Agreement, it shall not assert or shall waive the defense that a remedy at law would be adequate.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Daniel Wolf
Name: Daniel Wolf
Title President

PURCHASER:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Name: Selwyn Joffe
Title: Chief Executive Officer